SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549

                          FORM 8-K

                       CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

               Date of Report:  April 19, 1996


Commission          Registrant, State of Incorporation,   I.R.S. Employer
File Number         Address and Telephone Number          Identification No.

1-11299             ENTERGY CORPORATION                      13-5550175
                    (a Delaware corporation)
                    639 Loyola Avenue
                    New Orleans, Louisiana  70113
                    Telephone (504)529-5262

1-2703              GULF STATES UTILITIES COMPANY            74-0662730
                    (a Texas Corporation)
                    350 Pine Street
                    Beaumont, Texas  77701
                    Telephone (409)838-6631



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Item 5.   Other Events

          Entergy Corporation and Gulf States Utilities
Company

          Gulf States Utilities Company, Southwestern
Electric Power  Company, and members of the Cajun Electric
Power Cooperative, Inc. issued the following press release on April 19, 1996:



               MEMBERS COMMITTEE, SWEPCO, GSU
             FILE REORGANIZATION PLAN FOR CAJUN

     The Cajun Electric Members Committee, Southwestern

Electric Power Company (SWEPCO) and Gulf States Utilities

Company (GSU) today filed a reorganization plan for Cajun

Electric Power Cooperative, Inc. in the U.S. Bankruptcy

Court for the Middle District of Louisiana (Case No. 94-

114740).

     Under the plan, wholesale rates to the member

distribution cooperatives that buy power from Cajun would be reduced from 4.88 cents per kilowatt-hour to a proposed 3.74 cents per kilowatt-hour.  That, in turn, would allow the

cooperatives to reduce retail rates to residential customers by 20 to 25 percent.  The Louisiana cooperatives serve a

population of more than 1 million people.

     Also under the plan, Cajun's creditors would receive a

total value in excess of $1.2 billion, that includes $405

million in cash from SWEPCO to purchase the Big Cajun II

coal-fired power plant, Big Cajun I gas-fired power plant

and related non-nuclear assets.  It also includes $497

million to $567 million in net present value from future

payments the member cooperatives would make to the federal

government's Rural Utilities Service (RUS), Cajun's largest

creditor, using a portion of the cooperatives' future income from their retail customers.  The remaining value comes from existing liquid assets and a ratepayer trust fund that was

established as part of the bankruptcy procedure.

     Finally, the plan resolves the complex legal an

financial issues resulting from Cajun's investment in the

River Bend nuclear power generating plant.  It gives the RUS a choice of auctioning Cajun's 30 percent ownership interest in River Bend to the highest bidder, acquiring the ownership interest itself, or conveying the ownership at no cost to

GSU, which owns the other 70 percent of the plant.  In each

case, the plan provides for full funding of decommissioning

costs.

     "The key to this plan is that it provides competitive

wholesale rates to the Cajun member cooperatives, which

serve more than 1 million Louisiana residents, while

maximizing value to the Cajun estate," said David Kleiman,

attorney for the Members Committee, which consists of 10 of

the 12 distribution cooperatives served by Cajun.  "It's

important to provide the creditors with fair compensation,

and this plan certainly does that.  But from the Members'

standpoint, it also means that for the first time in 15

years, the cooperatives in Louisiana will have rates that

are competitive, and they will be able to see the kind of

growth and development the rural areas of the state

deserve."

     Noting the bankruptcy of one cooperative, the sale of

another, the pending sale of still another and the financial difficulties of all cooperatives in the state, Kleiman said

other proposals may provide more value to the estate, but

that means higher, uncompetitive rates for the cooperative

and their customers.  "That is not acceptable to the Members

Committee.  The joint proposal of the Members, SWEPCO and

GSU provides a permanent solution to these long-standing

problems," he said.

     The court appointed trustee for Cajun has indicated he

will submit a plan based on a competing proposal.

     SWEPCO President and Chief Executive Officer Richard H.

Bremer said the comprehensive nature of the

Members/SWEPCO/GSU plan makes it a winner.  "We also feel it can be supported by the Louisiana Public Service Commission.

The Commission has been a strong proponent of competitive

rates for the cooperatives, and we appreciate the

encouragement from the Commission for the direction we've

taken with this joint proposal.  We are committed to

providing competitive wholesale rates, and we look forward

to providing the information the Commission needs from us to evaluate the Cajun proposals and conduct its regulatory

approval process," Bremer said.

     GSU President Frank Gallaher said, "This plan provides

for resolution of various legal and regulatory matters

involving GSU and Cajun.  The resolution of these cases

would be a major step forward and a positive feature of the

plan."

     SWEPCO is a wholly owned electric subsidiary of Central

and South West Corporation (NYSE:CSR).  GSU is a wholly

owned electric subsidiary of Entergy Corporation (NYSE:ETR).



Item 7         Financial Statements and Exhibits

          (a)  Exhibits

               (2)  Plan of Reorganization for Cajun
                    Electric Power Cooperative, Inc.,
                    submitted jointly by the Members
                    Committee, Southwestern Electric Power
                    Company and Gulf States Utilities
                    Company   In Re: Cajun Elecric Power
                    Cooperative, Inc. (Case No. 94-11474)
                    in the United States Bankruptcy Court
                    for the Middle District of Louisiana

                          SIGNATURE



     Pursuant to the requirements of the Securities Exchange
Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Entergy Corporation


                              By:  /s/ Louis E. Buck, Jr.
                                       Louis E. Buck, Jr.
                                       Vice President and
                                     Chief Accounting Officer


                              Gulf States Utilities Corporation


                              By:  /s/ Louis E. Buck, Jr.
                                     Louis E. Buck, Jr.
                              Vice President, Chief Accounting
                               Officer and Assistant Secretary



Dated:  April 22, 1996